Exhibit 1

The Company communicates that the materials pertaining to the Meeting and the information contained therein were provided by shareholder Société Mondiale Fundo de Investimento em Ações, through its manager Bridge Administradora de Recursos Ltda., and that, under CVM Instruction No. 481/09, such shareholder is responsible to the CVM for the information provided to the Company. The Company highlights that it is not responsible for the veracity, completeness or consistency of such information, nor does it confirm the terms of the call of the Meeting.

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

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Annex II

SHAREHOLDER’S PROPOSAL

to be submitted for approval at the extraordinary general shareholders’ meeting to be held on September 8, 2016 at 2:00 pm

Dear Shareholders:

1. SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES, registered under corporate taxpayers’ registry (CNPJ/MF) No. 20.588.268/0001-01, represented by its manager Bridge Administradora de Recursos Ltda., registered under corporate taxpayers’ registry (CNPJ/MF) No. 11.010.779/0001-42 (“Shareholder”), in its capacity as holder, as of August 8, 2016, of 46,770,800 common shares and 4,264,624 preferred shares of Oi S.A. (“Oi S.A” or “Company”), representing 6.18% of the Company’s total capital stock, which comprises 7.00% of the common shares and 2.70% of the preferred shares, hereby presents to the shareholders its proposal with respect to the matter set out in the Agenda of the Extraordinary General Shareholders’ Meeting to be held on September 8, 2016 at 2:00 pm at the Company’s headquarters, as established in the Call Notice published on this date (“Meeting”) :

a) First item on the agenda (non-deliberative).

2. As the shareholders know, Oi S.A. is facing a financial crisis, which led it to submit a request for judicial protection.

3. Given the sensitivity of this matter, the Company’s shareholders, gathered in a meeting, should have the opportunity to discuss the topic so that they are fully aware of the current financial situation of the Company and may, based on this analysis, contribute suggestions and ideas that would enhance the Company’s financial recovery.

4. To this end, the Shareholder notes that all documents relevant to the discussion of this agenda item are available on the Company’s website (www.oi.com.br), at the following link: www.recjud.com.br.

b) Second item on the agenda.

5. Article 122 of the Brazilian Corporation Law, in line with Article 140 of such law, establishes the exclusive authority of the General Shareholders’ Meeting to, at any time, elect or remove the company’s directors and fiscal council members.

6. In recent months, Oi S.A. sought to renegotiate its very high debt with lenders, but negotiations were not successful, leading the Company to seek judicial protection.

7. The Board of Directors of Oi S.A., together with its internal and external consultants, has been conducting the Company’s reorganization proceeding with proficiency and diligence.

8. However, the subscriber understands that the Board of Directors should be partially renewed, in order to be prepared to face the economic, legal, technological, market and regulatory challenges faced by the Company.

9. [Oi S.A. should have] a Board comprised of capable people, all Independent Directors in accordance with the definition in §1 of Article 25 of the Company’s bylaws, with legitimacy and expertise, to propose, debate and defend regulatory solutions that allow the Company to improve the quality of its investments, including the modernization of the General Telecommunications Law. This is a highly sensitive challenge for the Company and must be conducted by capable and knowledgeable people.

10. In this context, the Shareholder proposes that the remaining shareholders, gathered in a general meeting, deliberate for the replacement of the members of the Board of Directors listed below (through dismissal thereof) with those indicated by the Shareholder (through election thereof). Therefore, the Shareholder’s proposal for those respective items of the agenda is as follows:

(i)	Removal of the member of the Board of Directors Rafael Luís Mora Funes, as well as his alternate João do Passo Vicente Ribeiro;

(ii)	Removal of the member of the Board of Directors João Manuel Pisco de Castro (member without an alternate, due the resignation of Pedro Guimarães e Melo de Oliveira Guterres);

(iii)	Removal of the member of the Board of Directors Luís Maria Viana Palha da Silva, as well as his alternate Maria do Rosário Amado Pinto Correia;

(iv)	Removal of the member of the Board of Directors André Cardoso de Menezes Navarro, as well as his alternate Nuno Rocha dos Santos de Almeida e Vasconcellos;

(v)	Removal of the member of the Board of Directors Pedro Zañartu Gubert Morais Leitão; and

(vi)	Removal of the member of the Board of Directors Marcos Grodetzky, member without alternate, who is nominated by the Shareholder for a subsequent election as an alternate;

(vii)

Election of new members of the Board of Directors, all Independent Directors in accordance with the definition of §1 of Article 25 of the Company’s Bylaws, for the positions vacated due to prior deliberations and/or resignations and until the end of the terms established in Article 69 of the Company’s Bylaws, whose names and C.V.s are suggested below, since these are highly capable people are, of excellent reputation, with reputable technical knowledge and that undoubtedly will assist Oi S.A. in overcoming this difficult period and recovering the lost value for its shareholders:

Members:

a.

HELIO CALIXTO COSTA: Formerly a state Minister of Telecommunications and Senator of the Republic, a person with indisputable knowledge of the Brazilian telephony market. He will be a key person to drive the Company’s technical interaction with the regulatory agency, ANATEL, and to review the General Law of Telecommunications, which shall be discussed in the National Congress and is crucial for the company’s full recovery. There may be no one else on the market better suited to hold the function of Oi director than the former Minister and former Senator Helio Costa.

b.

DEMIAN FIOCCA: After the privatization of Telesp, he became Economics Director at Telefónica. He was Vice-President of the Brazilian Development Bank (BNDES) and was later promoted to President of the Bank. After BNDES, he served as chief executive officer of Vale, where he led the review of the company’s corporate governance after the acquisition of Inco, in Canada. Then, as President of Banco Nossa Caixa, he led the institution in the merger with Banco do Brasil. He has been a member of several Boards of Directors of large companies. As one of the most respected economists in the country, with undeniable technical knowledge and executive experience in senior management, he will contribute to Oi’s Board of Directors by adding technical knowledge and experience in financial discussions regarding the Company’s governance and strategy.

c.

DURVAL JOSÉ SOLEDADE SANTOS,[2] formerly an Operations and Legal Director at BNDESPar S.A., former Director and former Superintendent General of the Brazilian Securities and Exchange Commission (“CVM”), former director at BOVESPA and IBMEC, former officer and former director to several state and private companies. He is a person with wide knowledge of the Brazilian capital market and extensive experience in the administration of listed companies, including in the telephony market (Telemar Participações S.A.).

d.

PEDRO GROSSI JUNIOR, a former cabinet member of the state Planning Minister Dr. Delfim Neto, and former aide to the Minister of Finance Dr. Francisco Dornelles. He was a former director of Oi in the period prior to its privatization. He

[2]

Mr. Durval replaces the candidate João Manuel Pinho de Mello, PhD in economics from Stanford University, and professor at INSPER, who for personal reasons was not able to take, at the moment, a position as Director of Oi S.A. This is a suitable replacement for the replaced person. Both equally prepared and equally respected.

is a candidate with extensive experience in the telecommunications industry and in institutional relations.

e.

JOSÉ VICENTE DOS SANTOS: Extensive experience in the telecommunications regulations industry. He has participated in the development and implementation of the Brazilian Digital TV System and the Brazilian National Broadband Plan. Parliamentary advisor in the Senate. Former adviser to the Ministry of Telecommunications. Lawyer

f.

LEO JULIAN SIMPSON: Extensive experience in the telecommunications industry. Specialist in telecommunications. Has served as International Advisor, commercial Director and President of Intelig Comunicações Ltda. International Advisor to the law firm McKenna & Co. Responsible for the merger of Intelig Telecomunicações Ltda into TIM Brazil S.A. Bachelor’s degree in law from Bristol University and the College of Law, both in England.

g.

JONATHAN DANN: Extensive experience in the telecommunications industry and in project development. Worked in large companies such as Royal Bank of Canada, Bear Stearns July and HSBC James Capel July. Former CEO and Managing Director of J.P. Morgan and Barclays Capital. Managing Director of RBC Capital Markets.

h.

MARCELO ITAGIBA: Extensive experience in the area of public security. Superintendent of the Federal Police and Public Security Secretary of Rio de Janeiro. President of the Parliamentary Committee of Inquiry on Telephone Interceptions in Brazil. Bachelor’s degree in Legal and Social Sciences at the Federal College in the State of Rio de Janeiro.

11. The Shareholder reserves the right to replace any candidate(s) herein nominated within the legal timeframe. Candidates for the posts of alternate directors of the Board of Directors shall be appointed by the Shareholder in due time.

12. The Shareholder suggests that the current members of the Board of Directors (1) José Mauro Mettrau Carneiro da Cunha, (2) Ricardo Malavazi Martins and (3) Thomas Cornelius Azevedo Reichenheim, as well as the current alternate member of the Board of Directors Sérgio Bernstein, remain in their posts until the end of their respective terms.

13. The Shareholder also suggests that the director Marcos Grodetzky, currently a director of the Board of Directors due to the resignation of Director Robin Anne Bienen Stock, be brought back to the position of alternate member of the Board of Directors, as alternate to the member Ricardo Malavazi Martins. For this reason, the Shareholder suggests the removal as a director, to be approved by the shareholders of Oi S.A, and his subsequent election to the post of alternate director.

14. Finally, in the event of a further resignation of any member of the Board of Directors, leaving open a vacancy of a member of the Board, the Shareholder proposes heretofore the following name for the position of Member of the Board of Directors, without prejudice to possible new recommendations due to the vacancy of other positions:

a. WILLIAM CONNELL STEERS: Extensive experience in project development in Brazil and Latin America. He served on the Board of Directors of several companies listed in the Brazilian and Canadian stock exchanges. He has completed the Honors Business Administration (HBA) program at Ivey Business School.15. Finally, pursuant to Article 3 of CVM Instruction No. 367, the Shareholder mentions that it has received from all nominees to the Board of Directors of Oi S.A. the relevant statements addressed in Article 2 of such Instruction, stating that none of them has any impediment to his holding the position to which he is being nominated.

16. We note, finally, that control of Oi S.A. is currently dispersed, without a defined controlling shareholder and without voting agreements filed at the company headquarters. The resolutions proposed in this call notice do not change the corporate structure of Oi S.A. and do not imply any change of its control structure.

17. In any case, we note that ANATEL has already communicated, through its Official Letter No. 324/2016/SEI/CPOE/SCP-ANATEL, dated July 26, 2016 (made available to the market through Material Fact dated July 28, 2016, available on the Company’s Investor Relations page, on www.oi.com.br/ri), that there are no obstacles to calling or holding such general shareholders’ meeting or to electing members of the Board of Directors of the Company, and “the corporate acts necessary to the elective process at issue, governed by the Brazilian Corporations Law, can be performed up until the new members take office without the need for prior acknowledgement by this Agency. However, after taking office, the new members of the Boards of Directors, Board of Executive Officers or similar bodies, elected by the potential new controlling shareholders of the Oi Group, shall excuse themselves from their duties pending the effective acknowledgement of the Agency pursuant to the Rules approved by Resolution No. 101 of 1999” (ANATEL Official Letter dated July 26, 2016).

* * *

SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES

herein represented by its manager

Bridge Administradora de Recursos Ltda.

Rio de Janeiro, August 17, 2016

Via email

OI S.A. FINANCE AND INVESTOR RELATIONS OFFICE

Rua Humberto de Campos, No. 425, 8th floor

Leblon, Rio de Janeiro — RJ

Attn.: Mr. Flavio Nicolay Guimarães (invest@oi.net.br)

Re: Call for the Extraordinary General Shareholders’ Meetings by the Shareholder (Brazilian Corporation Law, Art. 123, sole paragraph “c”). Response to Company letter dated August 9, 2016. Information regarding candidates listed in the Reference Form.

Mr. Investor Relations Officer,

1.	SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES, registered under corporate taxpayers’ registry (CNPJ/MF) No. 20.588.268/0001-01, represented by its manager Bridge Administradora de Recursos Ltda., registered under corporate taxpayers’ registry (CNPJ/MF) No. 11.010.779/0001-42 (“Shareholder”) in response to the letter sent by the Company on August 9, 2016, provides the information listed in items 12.5 to 12.10 of the Reference Form regarding candidates nominated by the Shareholder in its proposal:

(i) JOSÉ VICENTE DOS SANTOS

(ii) Date of Birth: September 9, 1959

(iii) Individual Taxpayer’s Registry (CPF) No.: 210.342.901-00

(iv) Occupation: attorney

(v) Has not been convicted in any legal or administrative proceeding in the last 5 years.

(vi) Does not have any marital relationship, common-law marriage or kinship up to the second degree with Oi’s management, controlling shareholders or subsidiaries.

(vii) Does not have any employer-employee, control or service provider relationship with Oi’s management, controlling shareholders or subsidiaries.

(i) LEO JULIAN SIMPSON

(ii) Date of Birth: March 30, 1956

(iii) CPF: not applicable

(iv) Occupation: attorney

(v) Has not been convicted in any legal or administrative proceeding in the last 5 years

(vi) Does not have any marital relationship, common-law marriage or kinship up to the second degree with Oi’s management, controlling shareholders or subsidiaries.

(vii) Does not have any employer-employee, control or service provider relationship with Oi’s management, controlling shareholders or subsidiaries.

(i) JONATHAN ROGER DANN

(ii) Date of Birth: November 12, 1970

(iii) CPF: not applicable

(iv) Occupation: businessman, director of a financial institution

(v) Has not been convicted in any legal or administrative proceeding in the last 5 years

(vi) Does not have any marital relationship, common-law marriage or kinship up to the second degree with Oi’s management, controlling shareholders or subsidiaries.

(vii) Does not have any employer-employee, control or service provider relationship with Oi’s management, controlling shareholders or subsidiaries.

(i) DURVAL JOSÉ SOLEDADE SANTOS

(ii) Date of Birth: December 13, 1948

(iii) CPF: 263.032.037-25

(iv) Occupation: attorney

(v) Has not been convicted in any legal or administrative proceeding in the last 5 years.

(vi) Does not have any marital relationship, common-law marriage or kinship up to the second degree with Oi’s management, controlling shareholders or subsidiaries.

(vii) Does not have any employer-employee, control or service provider relationship with Oi’s management, controlling shareholders or subsidiaries.

(i) MARCELO ZATURANSKY NOGUEIRA ITAGIBA

(ii) Date of Birth: March 20, 1956

(iii) CPF: 702.282.727-34

(iv) Occupation: attorney

(v) Has not been convicted in any legal or administrative proceeding in the last 5 years

(vi) Does not have any marital relationship, common-law marriage or kinship up to the second degree with Oi’s management, controlling shareholders or subsidiaries.

(vii) Does not have any employer-employee, control or service provider relationship with Oi’s management, controlling shareholders or subsidiaries.

2.	The summaries of the nominated candidates’ C.V.’s were included in the Shareholder’s Proposal for the Extraordinary General Shareholders’ Meeting called for September 8, 2016 at 2 p.m., disclosed on the Company’s website, as well as on the CVM website, on August 9, 2016.

3.	Thus, the Shareholder requires the publication of the information provided herein for all purposes. Finally, the Shareholder informs that it will provide information regarding the other nominated candidates in due course.

Sincerely,
[/s/ illegible]	[/s/ illegible]

SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES

Rio de Janeiro, August 23, 2016

Via email

OI S.A. FINANCE AND INVESTOR RELATIONS OFFICE

Rua Humberto de Campos, No. 425, 8th floor

Leblon, Rio de Janeiro — RJ

Attn.: Mr. Flavio Nicolay Guimarães (invest@oi.net.br)

Re: Call for the Extraordinary General Shareholders’ Meeting by the Shareholder (Brazilian Corporation Law, Art. 123, sole paragraph “c”). Response to Company letter dated August 9, 2016. Information regarding candidates listed in the Reference Form.

Mr. Investor Relations Officer,

4.	SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES, registered under corporate taxpayers’ registry (CNPJ/MF) No. 20.588.268/0001-01, represented by its manager Bridge Administradora de Recursos Ltda., registered under corporate taxpayers’ registry (CNPJ/MF) No. 11.010.779/0001-42 (“Shareholder”) in response to the letter sent by the Company on August 9, 2016, provides the information listed in items 12.5 to 12.10 of the Reference Form regarding the candidates nominated by the Shareholder in its proposal:

(i) HÉLIO CALIXTO DA COSTA

(ii) Date of Birth: August 17, 1939

(iii) Individual Taxpayer’s Registry (CPF) No.: 047.629.916-00

(iv) Occupation: journalist

(v) Has not been convicted in any legal or administrative proceeding in the last 5 years

(vi) Does not have any marital relationship, common-law marriage or kinship up to the second degree with Oi’s management, controlling shareholders or subsidiaries.

(vii) Does not have any employer-employee, control or service provider relationship with Oi’s management, controlling shareholders or subsidiaries.

(i) DEMIAN FIOCCA

(ii) Date of Birth: July 12, 1968

(iii) CPF: 130.316.328-42

(iv) Occupation: economist

(v) Has not been convicted in any legal or administrative proceeding in the last 5 years

(vi) Does not have any marital relationship, common-law marriage or kinship up to the second degree with Oi’s management, controlling shareholders or subsidiaries.

(vii) Does not have any employer-employee, control or service provider relationship with Oi’s management, controlling shareholders or subsidiaries.

(i) PEDRO GROSSI JUNIOR

(ii) Date of Birth: November 29, 1943

(iii) CPF: 032.834.457-53

(iv) Occupation: attorney

(v) Has not been convicted in any legal or administrative proceeding in the last 5 years

(vi) Does not have any marital relationship, common-law marriage or kinship up to the second degree with Oi’s management, controlling shareholders or subsidiaries.

(vii) Does not have any employer-employee, control or service provider relationship with Oi’s management, controlling shareholders or subsidiaries.

5.	The summaries of the nominated candidates’ C.V.’s were included in the Shareholder’s Proposal for the Extraordinary General Shareholders’ Meeting called for September 8, 2016 at 2 p.m., disclosed on the Company’s website, as well as on the CVM website, on August 9, 2016.

6.	Thus, the Shareholder requires the publication of the information provided herein for all purposes.

Sincerely,
[/s/ illegible]	[/s/ illegible]

SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES